EXHIBIT 4.1

                           HEMISPHERx BIOPHARMA, INC.
                          (FORMERLY HEM RESEARCH, INC.)
                              AMENDED AND RESTATED
                             1990 STOCK OPTION PLAN

1. Administration of Plan

This plan is intended to provide for the grant of stock options to persons whose contributions are important to the success of HEM Research, Inc. (the "Company"). This Plan shall be administered by the Board of Directors of the Company. The Board of Directors is authorized to interpret the Plan, the prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration. The Board of Directors may delegate to a committee thereof any or all of its powers and authority with respect to the administration of the Plan, and all references herein to the Board of Directors shall be deemed to include any such committee.

2. Shares Covered by Plan

Options may be granted under the plan while the Plan is in effect for the purchase of not more than 460,798(1) shares of the Common Stock, $.001(1) par value ("Common Stock"), of the Company. Shares covered by unexercised options that are no longer exercisable for any reason shall continue to be available for issuance under options granted hereunder for purposes of applying for foregoing limitation. Shares delivered on exercise of options may be made available from authorized and unissued stock or from stock held in the Treasury of the Company.

3. Eligibility

The Board of Directors may grant stock options under the Plan to employees, directors and officers of the Company and to consultants, advisors and other persons whose contributions are important to the success of the Company, provided that bonafide services shall be rendered by such consultants other than in connection with the offer and sale of securities in a capital-raising transaction.

4. Grant of Options

The recipients of options granted under the Plan, the number of shares to be covered by each option, and the exercise price, vesting terms, if any, duration and other terms of each option (not inconsistent with the Plan) shall be determined by the Board of Directors.


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5. Option Agreements

Each person to whom an option is granted shall enter into a written agreement with the Company setting forth the terms and conditions of the option granted to him.

6. Duration of Options

No option granted under the Plan shall be exercisable more than ten years and one month from the date as of which the option agreement is executed.

7. Rights of a Stockholder

An optionee shall have no rights as a stockholder with respect to any shares covered by his options until he shall have become the holder of record of such shares, and no adjustment shall be made, except adjustments pursuant to section 8 hereof, for dividends (ordinary or extraordinary whether in cash, securities or other property) or distributions or other rights in respect of such shares for which the record date is prior to the date on which he shall have become the holder of record thereof.

8. Effect of Change in Stock Subject to the Plan

If there is any change in the shares of Common Stock of the Company through the declaration of stock dividends or through recapitalization resulting in stock split-ups or combinations or exchanges of shares or otherwise, the number of shares available for option, the exercise price of outstanding options, and the number of shares subject to any option shall be appropriately adjusted by the Board of Directors, and in their discretion, in such cases, fractional parts of shares may be disregarded.

9. Amendment and Discontinuance

The Board of Directors may from time to time alter or suspend and at any time discontinue the Plan. However, no action of the Board of Directors may alter or impair an optionee's rights under any outstanding option previously granted under the Plan without the consent of the holder of the option.

10. Termination Date

The Plan shall remain in effect until terminated by the Board of Directors.

Date: October 23, 1989


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Note (1): Plan amended to reflect  stock splits since 1990  consisting of a 10:1
Reverse Stock Split effected in 1992, a 2.17015:1 Reverse Stock Split effected on May 9, 1994 and a 2:1 Forward Stock Split on November 30, 1994. Also reflects a change in par value to $.001 per share effective June 29, 1994.